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Exhibit (a)(1)(v)

        Offer to Exchange

Zero-Coupon Convertible Debentures due 2033
for any and all outstanding
Zero-Coupon Convertible Debentures due 2033
(CUSIP Nos. 459902AK8 and 459902AL6)
of
 International Game Technology

Pursuant to, and subject to the terms and conditions described in, the Offering Memorandum dated February 8, 2006

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 9, 2006, UNLESS EXTENDED OR EARLIER TERMINATED BY US (THE "EXPIRATION DATE").

February 8, 2006

To Our Clients:

        International Game Technology ("IGT") is offering to exchange (the "Exchange Offer") $1,000 principal amount at maturity of Zero-Coupon Convertible Debentures due 2033 of IGT (the "New Debentures") for each $1,000 principal amount at maturity of validly tendered and accepted Zero-Coupon Convertible Debentures due 2033 of IGT (the "Old Debentures").

        The Exchange Offer is made on the terms and are subject to the conditions set forth in IGT's offering memorandum dated February 8, 2006 (as may be amended or supplemented from time to time, the "Offering Memorandum") and the accompanying Letter of Transmittal.

        The enclosed Offering Memorandum is being forwarded to you as the beneficial owner of Old Debentures held by us for your account but not registered in your name. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to tender Old Debentures held by us for your account. A tender of such Old Debentures may be made only by us as the registered holder and only pursuant to your instructions.

        Accordingly, we request instructions as to whether you wish us to tender and deliver the Old Debentures held by us for your account. If you wish to have us do so, please so instruct us by completing, executing and returning to us the instruction form that appears below.

INSTRUCTIONS

        The undersigned acknowledges receipt of your letter and the enclosed materials referred to therein relating to IGT's Exchange Offer with respect to the Old Debentures.

        This will instruct you to tender the specified principal amount at maturity of Old Debentures indicated below held by you for the account of the undersigned pursuant to the terms and conditions set forth in the Offering Memorandum and the related Letter of Transmittal.

        Zero-Coupon Convertible Debentures due 2033

☐	Restricted Old Debentures: CUSIP No. 459902AK8
Tender $ (principal amount at maturity)*
☐	Unrestricted Old Debentures: CUSIP No. 459902AL6
Tender $ (principal amount at maturity)*
☐	Please do not tender any Old Debentures held by you for any account.
Dated:	, 2006
Signature(s):
Print name(s) here:
Print Address(es):
Area Code and Telephone Number(s):
Tax Identification or Social Security Number(s):
My account number with you:

*
Must be in denominations of $1,000 principal amount at maturity or any integral multiple thereof.

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INSTRUCTIONS